BP p.l.c. Malus and Clawback Policy 1. Introduction 1.1 BP p.l.c. (the Company) has adopted this policy (the Policy) to provide for the adjustment, recovery or “clawback” of variable compensation awards (including, but not limited to, annual bonus, deferred share awards and performance share awards) (awards) from certain executive directors and leadership team members as further set forth herein. The Remuneration Committee of the Company’s Board of Directors (the Remuneration Committee) is empowered to reduce, cancel, or impose additional conditions on unpaid or unvested awards (malus) and/or recover any paid or vested awards (clawback) under the Company’s incentive plans. 1.2 The Policy has two parts: • Part A of the Policy (the Discretionary Policy) aims to maintain the integrity of the Company’s incentive plans in the eyes of participants and shareholders; ensure fairness to individuals (both in terms of procedure for determining malus and clawback and outcomes); drive consistency of decision making; ensure that decisions can be robustly defended from challenge; and maintain the Company’s ability to attract and retain the highest calibre staff. It has been developed in relation to the exercise of malus and clawback to drive consistency and fairness of application. • Part B of the Policy (the Mandatory Policy) is adopted pursuant to the requirements of Section 303A.14 of the New York Stock Exchange (NYSE) Listed Company Manual. 1.3 The Policy will be administered independently by the Remuneration Committee, whose determinations will be final, binding and conclusive. If the Remuneration Committee determines clawback is mandatory under the Mandatory Policy, the Committee may nevertheless in its discretion impose further penalties under the Discretionary Policy, but may not exercise any discretion to reduce the amount of mandatory clawback under the Mandatory Policy. ***

-2- Part B Mandatory Clawback Policy 1. Statement of Policy 1.1 The Company shall recover reasonably promptly the amount of erroneously awarded Incentive-Based Compensation (as defined below) in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a Restatement). 1.2 The Company shall recover erroneously awarded Incentive-Based Compensation in compliance with this Mandatory Policy except to the extent provided under the section entitled “4. Exceptions” herein. 2. Scope of Policy 2.1 Covered Persons and Recovery Period. This Mandatory Policy applies to all Incentive-Based Compensation received by a person: • after beginning service as an Executive Officer, • who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation, • while the Company has a class of securities listed on NYSE, and • during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement (the Recovery Period). Notwithstanding this look-back requirement, the Company is only required to apply this Mandatory Policy to Incentive-Based Compensation received on or after 2 October 2023. For purposes of this Mandatory Policy, Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure(s) (as defined herein) specified in the Incentive- Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

-3- 2.2 Transition Period. In addition to the Recovery Period, this Mandatory Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following the Recovery Period (a Transition Period), provided that a Transition Period between the last day of the Company’s previous fiscal year end and the first day of the Company’s new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year. For clarity, the Company’s obligation to recover erroneously awarded Incentive-Based Compensation under this Mandatory Policy is not dependent on if or when a Restatement is filed. 2.3 Determining Recovery Period. For purposes of determining the relevant Recovery Period, the date that the Company is required to prepare the Restatement is the earlier to occur of: • the date the board of directors of the Company (the Board), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, and • the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. 3. Amount Subject To Recovery 3.1 Recoverable Amount. The amount of Incentive-Based Compensation subject to recovery under this Mandatory Policy is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. 3.2 Covered Compensation Based on the Company’s Common Share Price or TSR. For Incentive-Based Compensation based on the price of the Company’s common shares or total shareholder return (TSR), where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the recoverable amount shall be based on a reasonable estimate of the effect of the Restatement on the share price or TSR upon which the Incentive-Based Compensation was received. In such event, the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. 4. Exceptions

-4- 4.1 The Company shall recover erroneously awarded Incentive-Based Compensation in compliance with this Mandatory Policy except to the extent that the conditions set out below are met and the Committee has made a determination that recovery would be impracticable: 4.2 Direct Expense Exceeds Recoverable Amount. The direct expense paid to a third party to assist in enforcing this Mandatory Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive- Based Compensation based on the anticipated expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE. 4.3 Violation of Home Country Law. Recovery would violate applicable English law where that law was adopted prior to November 28, 2022; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on violation of English law, the Company shall obtain an opinion of English counsel, acceptable to the NYSE, that recovery would result in such a violation, and shall provide such opinion to NYSE. 4.4 Recovery from Certain Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. 5. Prohibition Against Indemnification 5.1 The Company shall not indemnify any Executive Officer or former Executive Officer against the loss of erroneously awarded Incentive-Based Compensation. 6. Disclosure 6.1 The Company shall file all disclosures with respect to recoveries under this Mandatory Policy in accordance with the requirements of all the U.S. federal securities laws, including the disclosure required to be included in applicable Securities and Exchange Commission (SEC) filings. 7. Definitions 7.1 Unless the context otherwise requires, the following definitions apply for purposes of this Mandatory Policy:

-5- 7.2 Executive Officer means the Company’s president, principal financial officer, principal accounting officer (which may be the same individual as principal financial officer, but if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Executive officers of the Company’s subsidiaries are deemed Executive Officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policymaking functions that are not significant. Identification of an Executive Officer for purposes of this Mandatory Policy will include at a minimum executive officers identified pursuant to 17 CFR 229.401(b). The Executive Officers shall comprise the “senior management” identified as such in the Company’s annual report on Form 20-F. 7.3 Financial Reporting Measures means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) TSR. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC. 7.4 Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. 8. Amendment; Termination. 8.1 The Committee may amend this Mandatory Policy from time to time and may terminate this Mandatory Policy at any time, in each case in its sole discretion. 9. Effectiveness; Other Recoupment Rights 9.1 This Mandatory Policy shall be effective as of 1 December 2023. Any right of recoupment under this Mandatory Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company and its subsidiaries and affiliates under applicable law or pursuant to the terms of any similar policy or similar provision in any employment agreement, equity award agreement or similar agreement.